UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 14, 2007

CHADMOORE WIRELESS GROUP, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-20999	84-1058165
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or organization)		Identification No.)

PMB# 101 2211 North Rampart Boulevard, Las Vegas, NV  89128-7640
(Address of principal executive offices) (Zip Code)

(702) 740-5633
(Registrant’s telephone number, including area code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Chadmoore has agreed to continue to compensate Gary Stanford and Gil Labrucherie for their continued service as board members at the rate of $1,750 per month, effective March 1, 2007.  In addition, effective May 1, 2007, Richard Brenner will also be paid for his service as a board member at the rate of $1,750 per month.

In addition, Chadmoore has reduced the compensation paid to The Brenner Group, Inc. for the services of Mr. Brenner as interim President and Chief Liquidating Officer to $350 per hour, effective May 1, 2007.  This compensation is related to Mr. Brenner’s services as interim President and Chief Liquidating Officer and is in addition to Mr. Brenner’s service and compensation as a board member.

Item 7.01.  Regulation FD Disclosure.

As of June 30, 2007, Chadmoore’s cash balance was approximately $1,862,000.  Chadmoore’s current monthly expenses are approximately $38,000 per month, including fixed expenses of approximately $5,000 and fees for professional services of approximately $33,000.  In addition, Chadmoore continues to expect to incur significant additional legal fees defending the following litigation matters:  (1) IBF Liquidating Fund LLC and (2) American Tower Corporation, both as previously reported in Chadmoore’s periodic reports filed with the Securities and Exchange Commission.  Litigation is very expensive and the outcome uncertain.  As a result, Chadmoore cannot estimate the amount of expenses to be incurred or the amount of liability, if any, in connection with these matters.

Item 8.01.  Other Events.

Legal Proceeding with IBF Fund Liquidating LLC

Background

The background to the legal proceeding discussed in this Current Report on Form 8-K was disclosed in Chadmoore’s Current Reports on Form 8-K filed November 17, 2006, February 23, 2007 and May 2, 2007 (collectively, the “Prior Reports”).  Please review the Prior Reports previously filed with the Securities and Exchange Commission.

As explained in the Prior Reports, the purported transaction described in the Prior Reports was not approved by Chadmoore’s board of directors and the independent board members were not aware of this transaction at the time of its execution. The board of directors has not subsequently ratified the purported transaction and does not intend to do so.  The independent board members are not aware that Chadmoore received any consideration or benefit for purportedly entering into the transaction.

The bankruptcy proceeding discussed in the Prior Reports  is filed in the United States Bankruptcy Court, Southern District of New York and is named In re: Interbank Funding Corp, et. al., Case No. 02-41590 (BRL) and the legal proceeding related to Chadmoore described in the Prior Reports is named IBF Fund Liquidating LLC v. Chadmoore Wireless Group Inc., Chadmoore Shareholder Liquidating Trust, Robert Moore and Stephen Radusch, Adv. Pro. No. 07-01482 (BRL).

Summary Judgment

On June 25, 2007, Chadmoore filed a motion for summary judgment on all claims against the IBF Fund Liquidating LLC, Robert Moore, Chadmoore’s former Chief Executive Officer, and Stephen Radusch, Chadmoore’s former Chief Financial Officer.

Chadmoore intends to continue to vigorously defend its rights in this matter.  Chadmoore continues to believe that IBF Fund Liquidating LLC’s claims against Chadmoore are without bases in fact or law.

Legal Proceeding with Ashcroft ITV, Inc.

Chadmoore is aware that Ashcroft ITV, Inc. (“Ashcroft”) filed a complaint on April 17, 2007 against Chadmoore alleging breach of contract and breach of fiduciary duty and requesting an accounting of payments previously made by Chadmoore to Ashcroft.  The complaint was filed in District Court, Pitkin County, Colorado.  Chadmoore has not been served by Ashcroft with the complaint.

Chadmoore intends to vigorously defend its rights in this matter and believes that these claims are without merit.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHADMOORE WIRELESS GROUP, INC. a dissolved Colorado corporation – 2002 (Registrant)

July 3, 2007	By:	/s/ Richard M. Brenner
Date		Name: Richard M. Brenner
Title: Chief Liquidating Officer

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